UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☐          Filed by a Party other than the Registrant  ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Masimo Corporation

(Name of Registrant as Specified In Its Charter)

POLITAN CAPITAL MANAGEMENT LP
POLITAN CAPITAL MANAGEMENT GP LLC
POLITAN CAPITAL PARTNERS GP LLC
POLITAN CAPITAL NY LLC
POLITAN INTERMEDIATE LTD.
POLITAN CAPITAL PARTNERS MASTER FUND LP
POLITAN CAPITAL PARTNERS LP
POLITAN CAPITAL OFFSHORE PARTNERS LP
QUENTIN KOFFEY
MATTHEW HALL
AARON KAPITO
MICHELLE BRENNAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.
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Politan Capital Management LP, a Delaware limited partnership (“Politan”), together with the other participants named herein (collectively, the “Participants”), has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Masimo Corporation, a Delaware corporation (the “Company”).

On June 13, 2023, Politan, together with the Participants, issued the following press release (the “Press Release”) related to the Company, which Politan also simultaneously published to its website, located at www.AdvanceMasimo.com.

Leading Proxy Advisory Firm ISS Recommends Masimo Shareholders Vote FOR Both of Politan’s Director Nominees

ISS Advises Voting for Both Politan Directors – Michelle Brennan and Quentin Koffey – Is Required to Help Masimo’s Board “Repair Its Relationship with Shareholders” and “Effectively Oversee Management”

Labels Masimo’s “Unsupported Attacks” Which Have Defined Its Campaign as “So Far-Fetched as to be Absurd” and Notes the Company Has a “Transactional Understanding of Corporate Governance”

Politan Encourages Shareholders to Follow ISS’s Recommendation by Voting for Both Politan Nominees Michelle Brennan and Quentin Koffey on the BLUE Card

NEW YORK – June 13, 2023 – Politan Capital Management (together with its affiliates, “Politan”), a 9% shareholder of Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), today announced that leading independent proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) has recommended shareholders vote FOR the election of Politan’s nominees, Michelle Brennan and Quentin Koffey, to the Company’s Board of Directors (the “Board”) at the Annual Meeting of Stockholders (the “Annual Meeting”), scheduled for June 26, 2023.

ISS’s report clearly explains the need for change in Masimo’s boardroom and recommends shareholders vote for BOTH Politan nominees, stating:1

•	“…[T]he fundamental issue is the lack of accountability to shareholders. MASI is a public company that operates like a private business, and is disregarding shareholders in the process. The board needs to repair its relationship with shareholders, and needs to credibly establish an ability to effectively oversee management. These requirements can only be fulfilled through board change.”

•	“This is not how a public company should operate, and this confirmed for shareholders that they could not trust the board.”

•	“Moreover, the board has effectively been assembled by the CEO, which undermines independence, and creates uncertainty about where loyalties lie. The board has done little to mitigate these concerns, instead adopting a reactive rather than proactive approach to advocating for the best interests of shareholders.”

•	“MASI continues to trade at a significant discount to its historical range, and valuation has improved only incrementally. Despite this background and state of affairs, the board has attempted to frame recent performance as a victory, and has presented a disingenuous argument about the dissident's role in TSR underperformance.”

•	“…[A]dding Brennan would not eliminate the need for a shareholder presence on the board, which will be necessary to repair the board's relationship with the investor base. Adding dissident nominee Quentin Koffey, who is a direct shareholder representative, would fulfill this critical need.”

•	“Moreover, Brennan and Koffey would together represent a presence that could credibly impose effective board oversight of management, which will be necessary to establish the accountability to shareholders that has long been missing.”

[1]	Permission to quote ISS was neither sought nor obtained. Underlining added.

ISS specifically criticized Masimo’s negative communications regarding Politan and Masimo’s recent governance announcements, stating:

•	“The board has also established a defensive and antagonistic rhetoric, which includes unsupported attacks on the dissident that are so far-fetched as to be absurd. These and other elements of the board's defense have only reinforced the case for change.”

•	“[T]he commitments and developments that have emerged from the MASI camp over the past several months have been conditional, or they have trickled out as if to identify the minimum effective dose of improvement necessary for the board to prevail.”

•	“In any event, the fact pattern suggests that MASI has a transactional understanding of corporate governance, in that improvements are to be used as bargaining chips rather than delivered to shareholders in accordance with director duties. The rhetoric emerging from the MASI camp has been just as concerning. For instance, … the board has attempted to artificially inflate the stakes of this contest by framing a fight for a minority position as a referendum on the CEO…”

ISS recommended that not only should shareholders vote for both of Politan’s nominees, but also that the two expansion seats should be filled with two additional new independent directors, stating:

•	“If it is assumed that the expansion proposal is approved and the board increases to seven members, the addition of both dissident nominees would still be warranted. In that case, two seats on a seven-member board would still provide the dissident with an adequate presence, as long as the two future additions are truly independent."

ISS further detailed Masimo’s history of poor corporate governance, stating:

•	“[T]he board has demonstrated a profound disregard for shareholders.”

•	“MASI is a public company that is run like a private business. This reality is reflected in the corporate governance framework, which has been structured to support management at the expense of shareholders. As evidence, shareholders need look no further than the CEO’s employment contract, which includes a walkaway provision that functions as an entrenchment mechanism and was written to be triggered by corporate governance improvements.”

•	“For instance, the amended advance notice provisions were an affront to shareholders, and the decision by the board to adopt and then vigorously defend them cannot be justified.”

ISS highlights the relevant expertise and experience of Politan’s nominees, stating:

•	“During engagement with ISS, it was evident that [Brennan] has a relevant background and industry perspective, including experience evaluating the viability of new product lines. Among her qualifications, [Brennan] also has experience working in a founder-led environment, and she appears to be unquestionably independent.”

•	“Koffey also deserves credit for identifying Brennan, who is a strong candidate. His perspective may likewise prove useful in vetting the two future board additions, should the expansion proposal pass.”

•	“However, adding Brennan would not eliminate the need for a shareholder presence on the board, which will be necessary to repair the board's relationship with the investor base. Adding dissident nominee Quentin Koffey, who is a direct shareholder representative, would fulfill this critical need.”

Quentin Koffey, Managing Partner and Chief Investment Officer of Politan, stated:

“We appreciate ISS’s validation that change is needed in Masimo’s boardroom and that Michelle and I bring the right mix of skills and experience to address the corporate governance, capital allocation and strategy issues that have limited Masimo. If elected, we look forward to working constructively to move past the negative rhetoric that has characterized Masimo’s campaign, in order to focus on helping the Company realize its full potential.”

Politan encourages shareholders to review its presentation, proxy materials and letter to shareholders, all of which are available at www.AdvanceMasimo.com. Shareholders can support real change at Masimo by voting on the BLUE proxy card FOR the election of Michelle Brennan and Quentin Koffey.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if Politan’s (defined below) underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Politan that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein have been sourced from third parties. Politan does not make any representations regarding the accuracy, completeness or timeliness of such third-party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Politan Capital Management LP (“Politan”) and the other Participants (as defined below) have filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2023 annual stockholders meeting (the “2023 Annual Meeting”) of Masimo Corporation, a Delaware corporation (“Masimo”).

The participants in the proxy solicitation are Politan, Politan Capital Management GP LLC, Politan Capital Partners GP LLC, Politan Capital NY LLC, Politan Intermediate Ltd., Politan Capital Partners Master Fund LP (“Politan Master Fund”), Politan Capital Partners LP (“Politan LP”), Politan Capital Offshore Partners LP (“Politan Offshore” and collectively with Politan Master Fund and Politan LP, the “Politan Funds”), Quentin Koffey, Matthew Hall, Aaron Kapito and Michelle Brennan (collectively, the “Participants”).

As of the date hereof, (i) Politan Master Fund directly owns 4,712,518 shares of common stock, par value $0.001 per share, of Masimo (the “Common Stock”), and (ii) Politan Capital NY LLC is the direct and record owner of 1,000 shares of Common Stock.

Politan, as the investment adviser to the Politan Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 4,713,518 shares of Common Stock (the “Politan Shares”) and, therefore, Politan may be deemed to be the beneficial owner of all of the Politan Shares. The Politan Shares collectively represent approximately 8.9% of the outstanding shares of Common Stock based on 52,779,770 shares of Common Stock outstanding as of April 1, 2023, as reported in Masimo’s Quarterly Report on Form 10-Q filed on May 10, 2023. As the general partner of Politan, Politan Capital Management GP LLC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Politan Capital Management GP LLC may be deemed to be the beneficial owner of all of the Politan Shares. As the general partner of the Politan Funds, Politan Capital Partners GP LLC may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Politan Capital Partners GP LLC may be deemed to be the beneficial owner of all of the Politan Shares. By virtue of Mr. Koffey’s position as the managing partner and chief investment officer of Politan and as the managing member of Politan Capital Management GP LLC and Politan Capital Partners GP LLC, Mr. Koffey may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Mr. Koffey may be deemed to be the beneficial owner of all of the Politan Shares. As of the date hereof, none of Mr. Hall, Mr. Kapito or Ms. Brennan own beneficially or of record any shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

POLITAN STRONGLY ADVISES ALL STOCKHOLDERS OF MASIMO TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY POLITAN WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS, ARE ALSO AVAILABLE ON WWW.ADVANCEMASIMO.COM AND THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (STOCKHOLDERS CAN CALL TOLL-FREE: +1 (866) 620-9554).

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy

emccarthy@dfking.com

Media Contact

Dan Zacchei / Joe Germani

Longacre Square Partners

dzacchei@longacresquare.com / jgermani@longacresquare.com